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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                November 15, 2002
                Date of Report (Date of earliest event reported)

                        PHARMAKINETICS LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

          Maryland                    0-11580                   52-1067519
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)

                             302 West Fayette Street
                            Baltimore, Maryland 21201
              (Address of principal executive offices and zip code)

                                 (410) 385-4500
                         (Registrant's telephone number,
                              including area code)

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ITEM 5. OTHER EVENTS

As previously reported, PharmaKinetics Laboratories, Inc. (the "Registrant") entered into an Agreement and Plan of Merger with Bioanalytical Systems, Inc ("BAS") dated June 20, 2002, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of July 24, 2002 (the "Merger Agreement"), that provides for the merger of the Registrant with a wholly-owned subsidiary of BAS, with the Registrant being the survivor of the merger.

On November 14, 2002, the Registrant executed a Secured Convertible Revolving
Note in the principal amount of up to $925,000 payable to BAS (the "Note") to replace the existing notes payable to BAS and to allow the Registrant to borrow additional amounts from BAS to cover short-term operating requirements. The Note carries an annual interest rate of 8%, and all principal and accrued interest under the Note is due and payable May 1, 2003. The outstanding principal amount of the Note is convertible by BAS at any time, subject to the receipt of waiver from the holders of the Registrant's Class B Convertible Preferred Stock, as described below, into the Registrant's common stock at a price of $0.1585 per common share. The conversion price represents the average of the closing prices for the Registrant's common stock as reported by Nasdaq for the twenty (20) trading days ending on November 8, 2002. The loans provided for by the Note are secured by a security interest in favor of BAS in all of the assets of the Registrant. PKLB Limited Partnership, a subsidiary of the Registrant, has guaranteed the repayment of the Note to BAS and has pledged the real property located at 302 W. Fayette Street, Baltimore, Maryland to BAS as security for its guaranty. The description of the Note and the transactions contemplated thereby are qualified in their entirety by reference to the provisions of the Note filed as Exhibit 10.1 to this Current Report on Form 8-K.

In the event the Registrant does not repay the Note when due, BAS will be entitled to foreclose on all the assets of the Registrant. The Registrant does not anticipate that it will have sufficient funds to pay the Note on May 1, 2003 if the merger has not occurred by such date.

On November 13, 2002, the Board of Directors of the Registrant approved the conversion of the principal balance of the notes payable to Leslie B. Daniels, a director of the Registrant, in the aggregate principal amount of $350,000, into shares of the Registrant's common stock at Mr. Daniels' option, which has not been exercised, at a price of $0.1585 per common share. The conversion price represents the average of the closing prices for the Registrant's common stock as reported by Nasdaq for the twenty (20) trading days ending on November 8, 2002.

The issuance of the Note by the Registrant and the grant of the conversion right to Mr. Daniels trigger certain anti-dilution provisions applicable to the Registrant's Preferred Stock. These provisions require adjustments to the conversion prices of the Registrant's Class A Convertible Preferred Stock and the Registrant's Class B Convertible Preferred Stock. It is possible that BAS will not agree to continue with the merger given these adjustments and the resulting increase in the merger consideration payable by BAS.

The conversion right granted to BAS in the Note is conditioned upon the waiver by the holders of the Registrant's Class B Convertible Preferred Stock of the adjustment to the conversion rate

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of the Registrant's Class B Convertible Preferred Stock resulting from the issuance of the Note. The Registrant is in the process of attempting to obtain a waiver from the sole holder of the Registrant's Class B Convertible Preferred Stock of the adjustments to its conversion rate resulting from the issuance of the Note and the grant of the conversion right to Mr. Daniels. It is anticipated that BAS and the Registrant will amend the Merger Agreement to allow BAS to terminate the Merger Agreement in the event that any of the holders of the Registrant's Class A Convertible Preferred Stock exercise their conversion rights prior to the consummation of the merger or in the event that the Registrant is unable to obtain the waiver from the holder of the Registrant's Class B Convertible Preferred Stock. However, there can be no assurance that the parties will enter into such an amendment to the Merger Agreement or that no holders of the Registrant's Class A Convertible Preferred Stock will exercise their conversion rights or that the Registrant will be able to obtain a waiver from the holder of the Class B Convertible Preferred Stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Exhibits

          Exhibit No.                 Description
          -----------                 -----------

          10.1 Secured Convertible Revolving Note dated November 14, 2002, payable by the Registrant to Bioanalytical Systems, Inc. in the original principal amount of up to $925,000 (filed herewith).

                                      * * *

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PHARMAKINETICS LABORATORIES, INC.


Date: November 20, 2002                 By: /s/ James M. Wilkinson, II, Ph.D.
                                           -------------------------------------
                                           James M. Wilkinson, II, Ph.D.
                                           Chief Executive Officer and President

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                                INDEX TO EXHIBITS

Exhibits

          Exhibit No.                 Description
          -----------                 -----------

          10.1 Secured Convertible Revolving Note dated November 14, 2002, payable by the Registrant to Bioanalytical Systems, Inc. in the original principal amount of up to $925,000 (filed herewith).